March 23, 2006                                  Guy P. Lander
                                                Dir 212-588-5511
                                                Fax: 212.644.8489
                                                glander@dwpv.com

                                                File No.  060507-61356

Regular Mail, Edgar

Ms. Claire Erlanger
Division of Corporation Finance
U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-3628

      Re:   Kent Financial Services, Inc.
            Form 10-KSB for the year ended December 31, 2004
            Form 10-QSB for the period ended March 31, 2005
            Commission file #: 001-07986

Dear Ms. Erlanger:

      On behalf of Kent Financial Services, Inc. ("Kent"), I am writing in response to comments received from the staff (the "Staff") of the Securities and Exchange Commission in their letter dated February 21, 2006.

Note 6. Kent Educational Services, Inc.

      In future filings, that the ownership interest acquired is a 60% controlling interest, will be added.

      While I trust this matter is now completed, should you or other members of the Staff have any further comments or questions regarding the foregoing, please do not hesitate to contact me.

                                                Sincerely,

                                                /s/ Guy P. Lander

                                                Guy P. Lander

cc:  Sue Ann Merrill
     Paul O. Koether